Exhibit 99.3


                         [Empire State Bank Letterhead]



______________, 2006



Dear Empire State Bank Shareholder:

     We recently mailed you a copy of our proxy statement/prospectus and related materials in connection with the Board of Director's solicitation of proxies for our upcoming Annual Meeting of Shareholders to be held July 6, 2006. According to our records, we have not yet received your proxy. If you have not received a copy of our proxy statement/prospectus and related materials or would like an additional copy of them, please let us know.

     It is very important that your shares be voted, regardless of the number of shares you own.

     Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the internet by following the instructions enclosed with the proxy statement/prospectus and related materials.

     Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.

Sincerely,



----------------------------------        -------------------------------------
Anthony P. Costa                          Philip A. Guarnieri
Chairman of the Board and Chief           President and Chief Operating Officer
  Executive Officer





     ES Bancshares, Inc., the Bank's proposed holding company, has filed a registration statement (including a prospectus/proxy statement) with the SEC for the solicitation of proxies with respect to a holding company formation proposal which will be voted on at the stockholder meeting to which this communication relates. Before you vote, you should read the proxy statement/prospectus in that registration statement and other documents ES Bancshares, Inc. has filed with the SEC for more complete information about ES Bancshares, Inc. and the other proposals being voted on at the meeting. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we will arrange to send you the proxy statement/prospectus if you request it by calling toll free 1-800-737-3426.